Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
To The O’Gara Group, Inc.
We consent to the use in this Amendment No. 6 to Registration Statement No. 333-153161 of our reports dated October 15, 2008 related to the financial statements of Security Support Solutions Limited as of and for the year ended July 31, 2005, as of December 31, 2005 and for the 5 month period ended December 31, 2005, and as of and for the year ended December 31, 2006, appearing in the prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ FW Stephens
FW Stephens
London, England
January 29, 2009